Exhibit 4.11

FINANCING TRANSACTION AGREEMENT

THIS AGREEMENT is made on June     , 2005 in the Beijing Municipality among the three parties below.

Party A: Beijing Capital Tourism Group Limited Liability Company

Registered address: No. 10, Yabao Road, Chaoyang District, Beijing Municipality

Party B: Home Inns Hotel Management (Beijing) Limited

Registered address: No. 3, Yongxiang Lane, Xizhimennei, Beijing

Party	C: Home Inns & Hotels Management (Hong Kong) Limited

Registered address: Unit 2001, The Centrium, No. 60, Wyndham Street, Hong Kong

WHEREAS:

1. Party A is a body corporate that engages in the principal business of hotels and tourism; Party B is a sino-foreign joint venture that engages in the principal business of hotel management; Party C is the foreign shareholder of Party B, and it lawfully and effectively holds 95.5% of the equity interests of Party B.

2. Party B plans to accelerate the construction of its Home Inns hotel chain within the entire country, and hopes that Party A can provide financial support for the construction of Party B’s Home Inns hotel chain.

In order to clearly define the rights and obligations of Parties A, B and C, pursuant to the current laws and regulations that are in force, and based on the principle of voluntariness, the parties have entered into friendly negotiations and hereby enter into an agreement as follows:

1. Amount and Method of Contribution

Party A agrees to contribute an amount of Eighty Million Yuan (RMB 80 million) as financial support towards the construction of Party B’s Home Inns hotel chain. Form of financial support: entrusted loan.

2. Term

The term of the financial support shall be 3 years, starting from the date the amount of contribution referred to in Article 1 herein reaches Party B’s bank account.

3. Expenses

The interest and other relevant expenses of the financial support shall be borne by Party B in accordance with the “Entrusted Loan Agreement”.

4. Representations, Warranties and Undertakings by Party A

(1) Party A is a body corporate that was lawfully incorporated and has the right to undertake the relevant items in this agreement. It has a full legal right to sign and perform this agreement.

(2) Within 30 days of this agreement coming into force, Party A shall sign an “Entrusted Loan Agreement” with Party B and the bank for an entrusted loan, and shall release the funding contributions in full to Party B according to the timing and amount that are stipulated in the “Entrusted Loan Agreement”.

5. Representations, Warranties and Undertakings by Party B and Party C

(1) Party B is a body corporate that has been lawfully incorporated and has the right to engage in the relevant items in this agreement. It has a full legal right to sign and perform this agreement.

(2) Party C is a lawful shareholder of Party B, and has the right to engage in the relevant items in this agreement. Party C has a full legal right to sign and perform this agreement.

(3) Party C is willing to undertake a joint and several liability for Party B’s repayment obligations under this agreement.

(4) If Party B is unable to repay the principal and interest and other relevant expenses timely and in full for the funding contributions stipulated under the “Entrusted Loan Agreement”, the various parties to this agreement may enter into negotiations to extend the repayment period under this agreement and correspondingly arrange for an extension of term under the “Entrusted Loan Agreement”. If an agreement for an extension of term cannot be reached or if Party B is unable to repay the money in full after the expiration of the extended period, Party A shall have the right to select one of the following methods to enforce its creditor rights:

a) Demand the enforcement of its creditor rights against Party B and/or Party C by means of judicial proceedings.

b) Provided that the laws of People’s Republic of China allow, and provided that the appraised and audited value of the net assets of Party C is higher than the net book value of the assets under this agreement, Party A shall have the right to regard the principal of the funding contributions as a direct investment in Party C by a third party that it designates according to a debt-to-shares conversion scheme. At that time, Party C shall issue an additional 11.15% of its shares (based on April 31, 2005, equivalent to 6,318,431 shares) to the third party that is designated by Party A, thus making the third party that is designated by Party A a lawful shareholder of Party C.

c) If the appraised and audited value of the net assets of Party B is higher than the assessed value of Party B of RMB 663,477,155 under this agreement, Party A shall have the right to regard the principal of the funding contributions as the amount that it itself or the third party it designates uses to increase the capital and capitalization of Party B, and the shares that Party A or the third party that it designates enjoys under the increase in capital and capitalization shall be computed based on the assessed value of Party B, which is RMB 663,477,155.

(5) No matter whether option (b) or (c) in the aforesaid item (4) is chosen, Party B and Party C shall guarantee that the shares that are received by Party A or the third party that Party A designates shall represent their corresponding values.

(6) Party B and Party C shall have obtained all the internal approvals from Party A and/or the third party that Party A designates in relation to its increase in capital and capitalization, and when Party A submits a written request for an increase in capital and capitalization of Party B or Party C, Party B and Party C shall take all proactive and lawful measures to assist Party A and/or the third party that Party A designates in completing the procedures for the increase in capital and capitalization of Party B or Party C.

(7) During the effective period of this agreement, if there are any mergers, splits, dissolutions or termination of business of Party B and/or Party C, Party B and/or Party C shall notify Party A 30 days in advance. If there are changes to the address, name, legal representative or directors of Party B and/or Party C, Party B and/or Party C shall notify Party A within 7 days of the changes.

(8) Prior to the execution of this agreement, no disposals have been made and no pledges have been encumbered regarding the equity interests of Party B and Party C, and there are no third-party interests that exist in the aforesaid equity interests; furthermore, during the effective period of this agreement, prior to the written consent of Party A, Party B and Party C shall not issue any additional new shares, transfer shares or reduce its capital under any conditions except the following circumstances:

A) Party C increases its capital and capitalization with regard to any ordinary or preferred shares based on a value that is higher than its C-series value after increase of capital, i.e., at the par value higher than USD 1.5 per share (corresponding to any issue of additional new shares by Party B at a price higher than RMB 663,477,155), including the issue of shares and listing at a price of more than USD 1.5 per share in overseas securities markets other than in the A-share market in China.

B) Share transfer arrangements whereby the shares that is held by Party C’s current shareholder Top Sterling International Limited in Party C is not lower than the current proportion (at the time of execution of this agreement).

Even if there are changes as mentioned above to the equity interests as set out above, they shall not affect Party A’s rights to increase its capital in Party B or Party C in the event that Party B is unable to repay the principal and interest and other relevant expenses timely and in full for the funding contributions stipulated under the “Entrusted Loan Agreement”.

(9) If any of the aforesaid representations, warranties and undertakings are false, inaccurate or incomplete, and causes economic loss to Party A, Party B and/or Party C shall undertake joint and several liability to Party A.

6. Liabilities for Breach of Agreement

After this agreement comes into effect, the various parties in this agreement shall perform their obligations that are stipulated in this agreement. Any party that fails to perform its obligations stipulated in this agreement shall bear the corresponding liabilities for breach of agreement, and shall compensate the other party for any losses that are consequently suffered. If there are any defects in the aforesaid representations, warranties and undertakings that are made by Party B and/or Party C, regardless of whether such defects result in any losses to Party A, they shall constitute a fundamental breach of this agreement. Apart from the corresponding obligations to make compensation and/or liabilities for breach of Agreement for Party B and/or Party C, Party B shall repay the entire funding contributions in full to Party A within 15 working days of receiving the written notice of repayment from Party A.

7. Confidentiality

The various parties to this agreement acknowledge and confirm that any oral or written information that are exchanged between one another in relation to this agreement shall be treated as confidential information. The various parties shall uphold the confidentiality of all such information, and prior to obtaining the written consent of the other party, such party shall not disclose any of the relevant information to any third party, except in the following circumstances: (1) Information that is already made known to the public or will be made known to the public (not being information that is made known to the public due to disclosure by a party that has received the information); (2) the information is required to be disclosed pursuant to applicable laws and regulations and other relevant supervisory rules and regulations. If the employees of any one of the parties disclose the information, it shall be deemed as a disclosure by the party itself, and such party shall bear the liabilities for breach of agreement pursuant to this agreement. This article shall remain effective even when this agreement is terminated for any reasons.

8. Applicable Laws and Resolution of Disputes

(1) The laws of PRC shall be applicable to the execution, effectiveness, interpretation, performance, modification, termination and dispute resolution for this agreement.

(2) In the event that any disputes arise in the course of interpreting and performing this agreement, the various parties to this agreement shall seek first to resolve the matter through amicable negotiations. If a resolution cannot be reached after negotiations, any one of the parties may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration. The arbitration decision shall be final, and shall be binding upon all the parties.

(3) In the course of any disputes arising from the interpretation and performance of this agreement and when arbitration is in progress for any of the disputes, apart from the matter that is in dispute, the various parties to this agreement shall continue to exercise their other rights under this agreement and shall continue to perform their other obligations under this agreement.

9. Effectiveness and Other Matters

(1) This agreement shall come into effect upon signature by all three parties, Parties A, B and C.

(2) If there are any unresolved matters in this agreement, Parties A, B and C may make written supplementary agreements which shall be annexed to this agreement. The annex to this agreement shall form an indivisible part of this agreement, and shall have the same legal effectiveness as this agreement.

(3) There shall be three counterparts of this agreement, and Parties A, B and C shall each hold one counterpart, and each of the counterparts shall have the same legal effectiveness.

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Signature page for the Financial Support Agreement between Beijing Capital Tourism Group Limited Liability Company and Home Inns Hotel Management (Beijing) Limited together with Home Inns & Hotels Management (Hong Kong) Limited.

Party A: Beijing Capital Tourism Group Limited Liability Company

[seal: Beijing Capital Tourism Group Limited Liability Company]

Delegated Representative (Signature): /s/

Party B: Home Inns Hotel Management (Beijing) Limited

[seal: Home Inns Hotel Management (Beijing)]

Delegated Representative (Signature): /s/

Party	C: Home Inns & Hotels Management (Hong Kong) Limited

[stamp: Home Inns & Hotels Management (Hong Kong) Limited]

Delegated Representative (Signature): /s/